Exhibit 10.1

First Amendment of
First Clover Leaf Bank
Employment Agreement with P. David Kuhl

This First Amendment of Employment Agreement (the “First Amendment”) is made and entered into as of September 1, 2015 (the “Effective Date”), by and between First Clover Leaf Bank (the “Bank”), with its principal office in Edwardsville, Illinois, and P. David Kuhl (the “Executive,” and together with the Bank, the “Parties”). First Clover Leaf Financial Corp. (the “Company”) shall be a signatory to this First Amendment for the sole purpose of guaranteeing the Bank’s performance hereunder.

Recitals

A.           The Parties have made and entered into that certain Employment Agreement, effective October 7, 2013 (the “Employment Agreement”).

B.           Pursuant to Section 12(a) of the Employment Agreement, the Employment Agreement may be amended by written agreement signed by the Parties.

C.           The Bank desires to continue to employ the Executive, and the Executive desires to continue in employment with the Bank, pursuant to the terms of the Employment Agreement as amended by this First Amendment.

Agreement

In consideration of the foregoing and the mutual promises and covenants of the Parties set forth in this First Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby expressly agree as follows:

1.           The existing Section 2(a) of the Employment Agreement shall be deleted and replaced with the following new Section 2(a):

“(a) Initial Term. The Executive’s employment under this Agreement is for a term commencing on the Effective Date and ending on December 31, 2017, unless renewed pursuant to Section 2(b) below.”

2.           The existing Section 2(b) of the Employment Agreement shall be deleted and replaced with the following new Section 2(b):

“No later than November 30, 2016 (and no later than each November 30 thereafter), the disinterested members of the Board shall (i) conduct a comprehensive performance evaluation and review of the Executive for purposes of determining whether to extend the Agreement for an additional one year; and (ii) affirmatively approve the renewal or non-renewal of this Agreement, which such decision shall be included in the minutes of the Board meeting. Starting on January 1, 2018, each January 1 shall be an anniversary date of this Agreement (‘Anniversary Date’). If the decision of the disinterested members of the Board is not to renew this Agreement, then the Board shall provide the Executive with a written notice of non-renewal (‘Non-Renewal Notice’) at least 30 days prior to any Anniversary Date, such that this Agreement shall terminate at the end of the then current term of the Agreement. The failure of the disinterested members of the Board to take the actions set forth herein before any Anniversary Date will result in the automatic non-renewal of this Agreement, even if the Board fails to affirmatively issue the Non-Renewal Notice to the Executive. If the Board fails to inform the Executive of its determination regarding the renewal or non-renewal of this Agreement, the Executive may request, in writing, the results of the Board’s action (or non-action) and the Board shall, within 30 days of the receipt of such request, provide a written response to the Executive. Notwithstanding any provision of this Agreement to the contrary, if a Change in Control occurs during the term of this Agreement, this Agreement shall remain in effect for the two (2)-year period following the Change in Control and shall then terminate. Reference herein to the term of this Agreement shall refer to both such initial term and such extended terms.”

3.           The last sentence of the existing Section 2(c) of the Employment Agreement shall be deleted and replaced with the following new sentence:

“Specifically, the Board agrees that serving on the board of directors of the Federal Home Loan Bank of Chicago and the board of directors of AON Trust Company serves the interests of the Bank and the Company, and will allow the Executive to serve on each of those boards of directors if the Executive is so elected or appointed to serve.”

4.           The first three sentences of the existing Section 3(a) of the Employment Agreement shall be deleted and replaced with the following new sentences:

“The Bank shall pay the Executive a base salary of not less than $275,000 per year (‘Base Salary’); provided that, effective as of October 1, 2014, the Base Salary was increased to $285,000. Such Base Salary shall be payable bi-weekly, or with such other frequency as officers and employees are generally paid. During the period of this Agreement, the Executive’s Base Salary shall be reviewed at least annually.”

5.           The last sentence of the existing Section 3(a) of the Employment Agreement shall be deleted and replaced with the following new sentence:

“The Executive shall not receive any fees for his service as a member of the Board or Company Board.”

6.           The existing Section 4(a)(ii)(G) of the Employment Agreement shall be deleted and replaced with the following new Section 4(a)(ii)(G):

“(G) a material breach of this Agreement by the Company or the Bank.”

7.           The existing Section 4(a)(iii) of the Employment Agreement shall be deleted and replaced with the following new Section 4(a)(iii):

“(iii) Within the period beginning with the approval of a Change in Control by the Board or the Company Board and ending 24 months following a Change in Control, the Executive’s employment is involuntarily terminated without Cause or the Executive voluntarily resigns for Good Reason.”

8.           The existing Sections 4(d), (e) and (f) of the Employment Agreement shall be re-designated as Sections 4(e), (f) and (g), respectively.

9.           The first clause of the existing Section 4(c) of the Employment Agreement shall be deleted and replaced with the following new clause:

“(c) Upon an Event of Termination described in Section 4(a)(i) or 4(a)(ii), the Bank shall pay the Executive (or in the event of his death, his estate) an amount equal to the sum of:”

10.           The following new Section 4(d) shall be inserted immediately following the existing Section 4(c) of the Employment Agreement as a part thereof:

“(d) Upon an Event of Termination described in Section 4(a)(iii), the Bank shall pay the Executive (or in the event of his death, his estate) an amount equal to the sum of:

(i) $660,000; and

(ii) the amount of unvested contributions, determined as of the effective date of the Event of Termination, credited to the Executive’s account under the Bank’s Profit Sharing Plan.

Any payments hereunder shall be made in a lump sum within 30 days after the Event of Termination. Notwithstanding the foregoing, in the event Executive is a Specified Employee (within the meaning of Treasury Regulation §1.409A-1(i)), then, to the extent necessary to avoid penalties under Code Section 409A, no payment shall be made to Executive prior to the first day of the seventh month following the Event of Termination in excess of the ‘permitted amount’ (as described above) under Code Section 409A. Payment of the ‘permitted amount’ shall be made within 30 days following the Event of Termination. Any payment in excess of the permitted amount shall be made to the Executive on the first day of the seventh month following the Event of Termination. Such payments shall not be reduced in the event the Executive obtains other employment following termination of employment.”

[Signature page follows]

In witness whereof, the Company and the Bank have caused this First Amendment to be executed by their duly authorized representatives, and the Executive has signed this First Amendment, effective as of the Effective Date.

First Clover Leaf Bank By: /s/ Gerry Schuetzenhofer Gerry Schuetzenhofer Chairman of the Board	Executive /s/ P. David Kuhl P. David Kuhl
First Clover Leaf Financial Corp. By: /s/ Gerry Schuetzenhofer Gerry Schuetzenhofer Chairman of the Board